CONFIDENTIALITY AGREEMENT

         This Confidentiality Agreement (the "Agreement") is made as of the 1st day of August, 2005 by and between SOURCECORP, Incorporated ("SOURCECORP") and JANA Partners LLC ("JANA", and together with SOURCECORP, the "Parties").

         1. BACKGROUND. SOURCECORP is prepared to furnish to JANA and to JANA's directors, officers, members, employees and agents, as applicable (collectively, "Representatives"), certain of its confidential or proprietary information. The Parties are entering into this Agreement in order to assure the confidentiality of the Confidential Information (as defined below) in accordance with the terms of this Agreement.

         2. CONFIDENTIAL INFORMATION. As used in this Agreement, the term "Confidential Information" shall mean all information and data of SOURCECORP or any of its affiliates furnished to JANA or any of its Representatives pursuant to this Agreement by or on behalf of SOURCECORP, but does not include information that (i) was known by JANA or available to the public prior to the time of its disclosure, (ii) becomes available to the public through no act or omission of JANA or (iii) becomes available to JANA from a third party not known by JANA to be under any obligation of confidentiality to SOURCECORP with respect thereto. In addition, the term "Confidential Information" shall be deemed to include any notes, analyses, compilations, studies, interpretations, memoranda or other documents prepared by JANA or its Representatives that contain, reflect or are based upon, in whole or in part, or recollections or memorizations of, any Confidential Information furnished to JANA or its Representatives pursuant hereto.

         3. USE AND DISCLOSURE OF CONFIDENTIAL INFORMATION. JANA and its Representatives shall use the Confidential Information only with respect to evaluating JANA's investment in SOURCECORP, including to provide feedback to a JANA designee appointed to the board of directors of SOURCECORP (the "Board") in his capacity as a member of the Board. The Confidential Information shall not be used or exploited for any other purpose without the prior written consent of SOURCECORP. JANA and its Representatives shall hold in strict confidence, and shall not use or disclose any Confidential Information, except as is required by law in the written legal opinion, provided to JANA, of JANA's outside counsel (it being agreed that such exception shall not permit JANA to disclose Confidential Information otherwise in violation of this Agreement merely by virtue of its desire to trade in SOURCECORP securities). JANA shall provide a copy of such opinion to SOURCECORP upon request. In the event of any such disclosure pursuant to court order or governmental request, JANA will provide SOURCECORP with reasonable prior written notice so that SOURCECORP may seek a protective order or other appropriate remedy, and JANA shall exercise reasonable best efforts to assist SOURCECORP at SOURCECORP's expense in obtaining such order or remedy. JANA shall disclose Confidential Information to its Representatives only on a need to know basis for the purpose specified herein. In any event, JANA shall be responsible for any breach of this Agreement by any of its Representatives, and agrees, at its sole expense, to use reasonable best efforts to safeguard the Confidential Information and restrain its Representatives from any prohibited or unauthorized disclosure or use of the Confidential Information. In addition, JANA hereby acknowledges that the federal securities laws, including Regulation FD thereof, may impose restrictions on its ability to purchase, sell, trade or otherwise transfer securities of SOURCECORP until such time as the material, non-public information provided by SOURCECORP to JANA becomes publicly available or is no longer material and JANA further agrees hereby to comply with all such restrictions. Nothing herein shall prevent a JANA designee appointed to the Board from using Confidential Information in his capacity as a member of the Board. Nothing herein shall restrict communications between JANA and a JANA designee


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appointed to the Board, and no such communication shall be deemed a violation of
SOURCECORP's policies applicable to its directors.

         4. RETURN OF CONFIDENTIAL INFORMATION. JANA shall, upon conclusion of discussions between the Parties hereto, or at any earlier time upon SOURCECORP's request, return to SOURCECORP all documents furnished to JANA by or on behalf of SOURCECORP containing Confidential Information, and JANA shall destroy all copies, electronic or otherwise, of such material together with any notes, extracts and other materials prepared by JANA or JANA's Representatives containing or based upon any Confidential Information. In addition, upon the written request of SOURCECORP, JANA shall deliver an officer's certificate certifying that it has complied with the provisions of this Section 4.

         5. ACCURACY AND COMPLETENESS. Neither SOURCECORP nor its
Representatives makes any representations or warranties as to the accuracy or completeness of the Confidential Information. JANA agrees that neither SOURCECORP nor any of its Representatives shall have any liability to JANA resulting from JANA's disclosure or use of the Confidential Information, whether or not permitted hereby.

         6. NO WAIVER. No failure or delay by either Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.

         7. INJUNCTIVE RELIEF. Each party acknowledges and agrees that, because of the unique nature of this Agreement, the other party would suffer irreparable harm in the event of a breach by such party of any of its obligations under this Agreement, such that monetary damages would be inadequate to compensate the non-breaching party for such a breach. Each party agrees that under such circumstances the other party shall be entitled to seek injunctive relief, in addition to any other appropriate relief at law to which such party shall be entitled, and waives any requirement for the securing or posting of any bond in connection with such remedy.

         8. TERMINATION. This Agreement and each provision herein shall terminate two years from the date hereof.

         9. COSTS; DAMAGES. In the event of an improper disclosure or use of Confidential Information by JANA or its Representatives, JANA shall assume and discharge liability for all costs, damages and expenses sustained by SOURCECORP as may be caused or compounded thereby. If any suit or other action is commenced to construe or enforce any provision of this Agreement, the prevailing Party, in addition to all other amounts such Party shall be entitled to receive from the non-prevailing Party to such action, shall be awarded reasonable attorney's fees and court costs.

         10. MISCELLANEOUS. This Agreement (i) shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts entered into and to be performed wholly within said State, (ii) constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof, superseding all prior agreements, written or oral, (iii) may not be amended, except in writing, (iv) may be executed in counterparts, (v) shall be binding upon and inure to the benefit of each Party's successors and permitted assigns, (vi) may not be assigned without the prior written consent of the other Party and (vii) shall be enforceable, notwithstanding the unenforceability of any particular provision hereof, with respect to all other provisions hereof.


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         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                             SOURCECORP, INCORPORATED


                                             By:   /s/ Gary Claar
                                                -------------------------------
                                                Name:  Gary Claar
                                                Title: Managing Director


                                             JANA PARTNERS LLC


                                             By:   /s/ Ed H. Bowman, Jr.
                                                -------------------------------
                                                Name:  Ed H. Bowman, Jr.
                                                Title: Chief Executive Officer
                                                       and President



























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